UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Diamond Hill Investment Group, Inc.
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1

DIAMOND HILL INVESTMENT GROUP, INC.
ANNUAL LETTER TO SHAREHOLDERS

March 14, 2019

Dear Fellow Shareholders:

As active managers, we continue to face industry challenges including the ongoing shift toward passive investment management. Despite this trend, we believe in the critical role that active portfolio management plays in our capital markets-based economy, and we remain committed to valuing businesses and allocating capital to those that represent attractive investment opportunities. Our value proposition for clients is managing relatively concentrated, high conviction portfolios constructed independent of benchmark weights. We believe that Diamond Hill strategies will outperform their respective passive benchmarks over a full market cycle, supported by a shared commitment to our intrinsic value-based investment philosophy, long-term perspective, disciplined approach, and alignment with our clients’ interests.

Clearly, fee pressure within the active management industry is likely to persist as long as the majority of active managers continue to underperform passive alternatives. We believe clients are best served by a fee that is low enough to allow us to achieve meaningful outperformance relative to a passive alternative; yet at the same time, a fee that is high enough to allow us to build and maintain an investment team capable of achieving such results. The fee should also reflect a fair split of economics between the client and the investment manager. We periodically review our fees relative to our excess return goals, and we are committed to always maintaining proper alignment of interests with those of our clients.

Despite these challenges, we remain confident that we will add value over passive alternatives, net of fees, over long periods, and as of December 31, 2018, the since-inception net returns for most of our strategies exceeded their respective benchmark returns.

Financial Results: Shareholder Value

Diamond Hill Investment Group generated revenue of $145.6 million in 2018 compared with $145.2 million in 2017 and $81.4 million in 2013 (referencing our typical five-year time horizon). Assets under management finished the year at $19.1 billion, down 14% from 2017, reflecting the decline in U.S. equity markets in 2018 as well as net outflows from our strategies. Assets under management were up 57% from 2013.

We generated net operating income of $71.3 million in 2018, an increase of 6% over 2017, and our operating margin rose in 2018 to 49% compared to 46% in 2017. Net operating income adjusted for gains/losses on deferred compensation plan investments was $69.1 million in 2018 compared to $69.4 million in 20171. By far our largest expense is the compensation of our associates. Included in this line item is a significant amount of variable incentive compensation, which can fluctuate from year to year. A variety of factors influence incentive compensation including the investment results generated for our clients, individual employee contributions, and overall Company performance.

__________
1 Net operating income, as adjusted, is a non-GAAP performance measure. See Use of Supplemental Data as Non-GAAP Performance Measures included in Item 7 in our Annual Report on Form 10-K.

Notably, we have increased shareholder value as measured by growth in tangible book value, dividends paid, and change in stock price. Over the past five years, Diamond Hill’s tangible book value per share increased $42.09 per share and we paid $30 per share in special dividends. The dividends paid plus the increase in tangible book value per share equals $72.09 per share, which represents one measure of change in shareholder value. While tangible book value is a component of intrinsic value, the percentage of intrinsic value it represents varies considerably between companies.

This analysis is comparable to another popular measure, total shareholder return (TSR), which considers both cash returned to shareholders and change in stock price. For Diamond Hill, this equates to approximately 8.16% annualized over the past five years. A premise of our investment philosophy is that market price and intrinsic value often differ, sometimes substantially. Thus, we believe the most relevant measure of value creation, in addition to cash returned to shareholders, is the change in Diamond Hill’s intrinsic value.

Capital Allocation

As active, intrinsic value investment managers, we evaluate managements’ capital allocation decisions as a central part of our investment discipline in evaluating investment opportunities. We prefer to invest in companies that have proven to be good stewards of capital for shareholders, and we hold ourselves to the same standards. The Board of Directors, with input from management, carefully reviews future capital needs and the appropriate use of any excess capital on an annual basis and is focused on the optimal long-term use of capital.

Historically, we have used excess capital to seed new strategies or invest in existing strategies to help them achieve critical mass. We have also paid special dividends to our shareholders, with 2018’s $8.00 per share dividend marking the eleventh consecutive year with a special dividend. Last year, I wrote that a share repurchase program may be considered in the future, given the general increase in trading volume in our stock combined with our growing capital and liquidity position. In September 2018, the Board of Directors approved a share repurchase program authorizing the purchase of up to $50 million of Diamond Hill stock. As of February 28, 2019, we have repurchased approximately 84,000 shares at an aggregate price of $13.0 million. Importantly, we will only engage in share repurchases if we believe the current market price is below our estimate of the Company’s intrinsic value.

Succession Planning

Diamond Hill has continued to evolve since its founding in 2000, with our first five years squarely focused on becoming a financially viable company and the next five years focused on profitability. Once we established both viability and profitability, our focus shifted to long-term sustainability. Creating sustainability helps us to fulfill our fiduciary duty to clients while also providing a key component for continued growth. Succession planning is crucial to sustainability and one of the most important ongoing responsibilities of our management team and Board of Directors. As I wrote in my 2016 letter to shareholders, “We are always mindful that continuing to develop the next generation of leadership is a perpetual and most critical task.”

Our first CEO succession was formalized when I was named President in 2014 and Chief Executive in 2016. Due to our continued growth in clients, investment strategies and associates, it has become increasingly clear to me and to the Board of Directors that the firm requires a CEO that can focus entirely on the various execution demands of our evolving organization. As many know, I have communicated over time that I believe my most important role at the firm is as a portfolio manager on our Long-Short strategy. My desire and my intention is to eventually return to this role full time. With these needs and preferences in mind, along with a continued long-term focus on managing our business, we have formed a sub-committee consisting of independent Board members and key associates to oversee CEO succession planning. We have also engaged a leading global executive search firm to assist the sub-committee in evaluating potential future CEO candidates. The sub-committee will consider both internal and external candidates and will focus on identifying an individual that is a strong cultural fit. Most importantly, this means a primary focus on candidates that share our core client-centric approach as well as our intrinsic value investment philosophy. Our primary objective is finding the right person and the right fit, and we have not placed a deadline on this process. However, we are diligently proceeding, and this step of succession planning is likely to be completed during 2019.

Outlook

Ric Dillon will retire as Chairman of the Board at the conclusion of his current term which ends in conjunction with our Annual Meeting of Shareholders on May 1, 2019. I want to thank him for his leadership, first as Diamond Hill’s CEO and then as Board Chairman. I am grateful for his vision and mentorship through the years. Ric gave us an outstanding legacy on which to build. Jim Laird will succeed Ric as Chairman of the Board. As many of you know, Jim was Diamond Hill’s Chief Financial Officer and President of Diamond Hill Funds from 2001 to 2014 and has served as a Director since 2011. We are fortunate to have his experience and perspective.

We remain focused on serving existing clients while developing investment strategies which may be utilized by new ones. Our fixed income efforts continue to gain traction with our newest strategies - Core Bond and Short Duration Total Return - approaching their critical three-year anniversaries this summer. We launched our first non-domestic strategy in January 2018, the Diamond Hill Global Fund, and we anticipate launching the Diamond Hill International Fund later this year.

Although Diamond Hill continues to evolve as an organization, our core values are unchanged. We are a financially strong, well-positioned firm operating in a competitive industry, and I believe our greatest competitive advantage is our associates. Our ability to deliver excellent investment results, partner with clients that are clearly aligned with our investment philosophy and time horizon, and operate in an efficient manner is crucial to our success. The competitive nature of our industry also requires us to be flexible and adaptable. I am confident that we have an outstanding team of highly skilled individuals in place to help us plan for the future, achieve our long-term goals, and create value for all stakeholders.

Sincerely,
Chris Bingaman
Chief Executive Officer

Diamond Hill Investment Group, Inc.
325 John H. McConnell Boulevard, Suite 200
Columbus, Ohio 43215

March 14, 2019

Dear Shareholders:

We cordially invite you to attend the 2019 Annual Meeting of Shareholders of Diamond Hill Investment Group, Inc. to be held at The Eye Center of Columbus, 262 Neil Ave., Columbus, Ohio 43215, on Wednesday, May 1, 2019, at 10:00 a.m. Eastern Daylight Saving Time.

The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the meeting. During the meeting, we will also report on our operations and our directors and officers will be present to respond to any appropriate questions you may have. On behalf of the Board of Directors, we urge you to sign, date and return the enclosed proxy card as soon as possible, even if you currently plan to attend the Annual Meeting. This will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend the Annual Meeting. Your vote is important, regardless of the number of shares you own.

Sincerely,
Christopher M. Bingaman
Chief Executive Officer

Diamond Hill Investment Group, Inc.
325 John H. McConnell Boulevard, Suite 200, Columbus, Ohio 43215

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 1, 2019

Notice is hereby given that the 2019 Annual Meeting of Shareholders (the “Annual Meeting”) of Diamond Hill Investment Group, Inc. (the “Company”), will be held at The Eye Center of Columbus, 262 Neil Ave., Columbus, Ohio 43215, on Wednesday, May 1, 2019, at 10:00 a.m. Eastern Daylight Saving Time to consider and act upon the following matters:

1)	the election of seven directors to serve on the Company’s Board of Directors until the Company’s 2020 Annual Meeting of Shareholders and until their successors have been duly elected and qualified;

2)	the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019;

3)	a non-binding, advisory resolution to approve the compensation of the Company’s named executive officers; and

4)	such other business as may properly come before the Annual Meeting or any adjournment thereof.

Action may be taken on the foregoing proposals at the Annual Meeting or at any adjournment of the Annual Meeting. The Board of Directors has fixed the close of business on March 4, 2019, as the record date for determining the shareholders entitled to vote at the Annual Meeting and any adjournments thereof. Please complete, sign and date the enclosed proxy card, which is solicited by the Company’s Board of Directors, and mail it promptly in the enclosed envelope. Alternatively, you may vote by phone or electronically over the Internet in accordance with the instructions on the enclosed proxy card. Returning the enclosed proxy card, or voting electronically through the Internet or by telephone, does not affect your right to vote in person at the Annual Meeting. If you attend the Annual Meeting you may revoke your proxy and vote in person if your shares are registered in your name.

PROMPTLY RETURNING YOUR PROXY WILL SAVE THE COMPANY THE EXPENSE OF MAKING FURTHER REQUESTS FOR PROXIES IN ORDER TO OBTAIN A QUORUM. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. ALTERNATIVELY, REFER TO THE INSTRUCTIONS ON THE PROXY CARD TO TRANSMIT YOUR VOTING INSTRUCTIONS VIA THE INTERNET OR BY TELEPHONE.

By order of the Board of Directors,
Gary R. Young, Secretary

Columbus, Ohio
March 14, 2019

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 1, 2019:
The Proxy Statement and the Company’s 2018 Annual Report on Form 10-K are available without charge at the following location:
https://www.diamond-hill.com/proxy

Diamond Hill Investment Group, Inc.
325 John H. McConnell Boulevard, Suite 200
Columbus, Ohio 43215

PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS OF
DIAMOND HILL INVESTMENT GROUP, INC.
TO BE HELD ON MAY 1, 2019

This Proxy Statement is being furnished to the shareholders of Diamond Hill Investment Group, Inc., an Ohio corporation (the “Company”, “we”, “us” or “our”), in connection with the solicitation of proxies by our Board of Directors (the “Board”) for use at our 2019 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 10:00 a.m., Eastern Daylight Saving Time, on May 1, 2019, and any adjournment thereof. A copy of the Notice of Annual Meeting accompanies this Proxy Statement. This Proxy Statement and the enclosed proxy are first being mailed to shareholders on or about March 14, 2019. Only our shareholders of record at the close of business on March 4, 2019, the record date for the Annual Meeting, are entitled to notice of, and to vote at, the Annual Meeting.

The purposes of this Annual Meeting are:

1)	to elect seven directors to serve on our Board until our 2020 Annual Meeting of Shareholders and until their successors have been duly elected and qualified;

2)	to consider and vote upon a proposal to ratify the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending December 31, 2019;

3)	to consider and vote upon a non-binding, advisory resolution to approve the compensation of our named executive officers; and

4)	to transact such other business that may properly come before the Annual Meeting or any adjournment thereof.

Those common shares represented by (i) properly signed proxy cards received by us prior to the Annual Meeting or (ii) properly authenticated voting instructions recorded electronically over the Internet or by telephone prior to 7:00 p.m., Eastern Daylight Saving Time on April 30, 2019 and, in each case, that are not revoked, will be voted at the Annual Meeting as directed by the shareholders. If a shareholder submits a valid proxy and does not specify how the common shares should be voted, they will be voted as recommended by the Board. The proxy holders will use their best judgment regarding any other matters that may properly come before the Annual Meeting.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	When and where will the Annual Meeting take place?

A:	The Annual Meeting will be held at The Eye Center of Columbus, 262 Neil Ave., Columbus, Ohio 43215, on Wednesday, May 1, 2019, at 10:00 a.m., Eastern Daylight Saving Time.

Q:	What may I vote on?

A:	At the Annual Meeting, you will be asked to consider and vote upon:

•	the election of seven directors to serve on the Board until our 2020 Annual Meeting of Shareholders;

•	the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019; and

•	a non-binding, advisory resolution to approve the compensation of our named executive officers.

Q:	What do I need to do now?

A:
After carefully reading this Proxy Statement, indicate on the enclosed proxy card how you want your shares to be voted and sign and mail the proxy card promptly in the enclosed envelope. Alternatively, you may vote by phone or over the Internet in accordance with the instructions on your proxy card. The deadline for transmitting voting instructions over the Internet or telephonically is 7:00 p.m. Eastern Daylight Saving Time on Tuesday, April 30, 2019. If you vote by phone or over the Internet you do not need to return a proxy card. You should be aware that if you vote over the Internet or by phone, you may incur costs associated with electronic access, such as usage charges from Internet service providers and telephone companies.

Q:	What does it mean if I get more than one proxy card?

A:
If your shares are registered in more than one account, you will receive more than one proxy card. If you intend to vote by mail, please sign, date and return all proxy cards to ensure that all your shares are voted. If you are a record holder and intend to vote by telephone or over the Internet, you must do so for each individual proxy card you receive.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:
Many shareholders are beneficial owners of our shares, meaning they hold their shares in “street name” through a broker, bank or other nominee. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record. For shares registered directly in your name with our transfer agent, you are considered the shareholder of record and we are sending this Proxy Statement and related materials directly to you. As a shareholder of record, you have the right to vote in person at the Annual Meeting or you may grant your proxy directly to the Board’s designees by completing, signing and returning the enclosed proxy card, or voting over the Internet or by phone.

Beneficial Owner. For shares held in “street name,” you are considered the beneficial owner and this Proxy Statement and related materials are being forwarded to you by your broker, bank or other nominee, who is the shareholder of record. As the beneficial owner, you have the right to direct your broker or other nominee on how to vote your shares. Your broker or nominee will provide you with information on the procedures you must follow to instruct them how to vote your shares or how to revoke previously given voting instructions.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:
Your broker will vote your shares in the manner you instruct, and you should follow the voting instructions your broker has provided to you. However, if you do not provide voting instructions to your broker, it may vote your shares in its discretion on certain “routine” matters. The ratification of the appointment of KPMG as our independent registered public accounting firm for the 2019 fiscal year is considered routine, and if you do not submit voting instructions, your broker may choose, in its discretion, to vote or not vote your shares on the ratification. None of the other matters to be voted on at the Annual Meeting are routine, and your broker may not vote your shares on those matters without your instructions.

Q:	May I revoke my proxy or change my vote after I have mailed a proxy card or voted electronically over the Internet or by telephone?

A:	Yes. You can change your vote at any time before your proxy is voted at the Annual Meeting. If you are the record holder of the shares, you can do this in three ways:

•	send a written statement to Gary R. Young, our Secretary, stating that you would like to revoke your proxy, which must be received prior to the Annual Meeting;

•
send a newly signed and later-dated proxy card, which must be received prior to the Annual Meeting, or submit later-dated electronic voting instructions over the Internet or by telephone no later than 7:00 p.m., Eastern Daylight Saving Time on April 30, 2019; or

•
attend the Annual Meeting and either revoke your proxy in person prior to the start of voting at the Annual Meeting or vote in person at the Annual Meeting (attending the Annual Meeting will not, by itself, revoke your proxy or a prior Internet or telephone vote).

If you are a beneficial owner, you may change your vote by submitting new voting instructions to your broker or nominee. You should review the instructions provided by your broker or nominee to determine the procedures you must follow.

Q:	Can I vote my shares in person at the Annual Meeting?

A:
You may vote shares held of record in person at the Annual Meeting. If you choose to attend, please bring the enclosed proxy card and a form of identification. If you are a beneficial owner and you wish to attend the Annual Meeting and vote in person, you will need a signed proxy from your broker or other nominee giving you the right to vote your shares at the Annual Meeting and a form of identification. To obtain directions to attend the Annual Meeting and vote in person, please call Gary Young, Secretary, at (614) 255-3333 or visit the Company’s website, https://www.diamond-hill.com/contact/.

Q:	How will my shares be voted if I submit a proxy without voting instructions?

A:
If you submit a proxy and do not indicate how you want your shares voted, your proxy will be voted on the proposals as recommended by the Board. The Board’s recommendations are set forth in this Proxy Statement.

Q:	Who can answer my questions about how I can submit or revoke my proxy or vote by phone or via the Internet?

A:
If you are a record holder and have more questions about how to submit your proxy, please call Gary Young, the Company's Secretary, at (614) 255-3333. If you are a beneficial owner, you should contact your broker or other nominee to determine the procedures you must follow.

PROCEDURAL MATTERS

Record Date

Only our shareholders of record at the close of business on March 4, 2019, the record date, will be entitled to vote at the Annual Meeting. As of the record date, there were 3,506,417 of our common shares outstanding and entitled to be voted at the Annual Meeting.

Proxy

Your shares will be voted at the Annual Meeting as you direct on your signed proxy card or in your telephonic or Internet voting instructions. If you submit a proxy card without voting instructions, it will be voted as recommended by the Board. The Board's recommendations are set forth in this Proxy Statement. The duly appointed proxy holders will vote in their discretion on any other matters that may properly come before the Annual Meeting.

Voting

A shareholder may cast one vote for each outstanding share held by the shareholder on each separate matter of business properly brought before the Annual Meeting. If you hold shares in street name, we encourage you to instruct your broker or other nominee as to how to vote your shares.

Director elections. Votes that shareholders cast "FOR" a director-nominee must exceed the votes that shareholders cast "AGAINST" a director-nominee for the individual to be elected. Please also see the discussion of our "Majority Voting" provisions within Proposal 1.

Ratification of selection of KPMG. The affirmative vote of the holders of a majority of the shares cast on the proposal is required to ratify the selection of KPMG as the Company’s independent registered public accounting firm for fiscal year 2019.

Advisory approval of named executive officer compensation. The affirmative vote of the holders of a majority of the shares cast on the proposal is required for non-binding shareholder advisory approval of the compensation of the Company’s named executive officers.

Effect of broker non-votes and abstentions. Under the applicable regulations of the Securities and Exchange Commission (the “SEC”) and the rules of the exchanges and other self-regulatory organizations of which the brokers are members, brokers who hold common shares in street name for beneficial owners may sign and submit proxies and may vote our common shares on certain “routine” matters. The ratification of KPMG is considered routine. Under applicable stock exchange rules, brokers are not permitted to vote without instruction in the election of directors. In addition, SEC regulations prohibit brokers from voting without customer instruction on the approval of named executive officer compensation. Proxies that are signed and submitted by brokers that have not been voted on certain matters are referred to as “broker non-votes.”

Neither broker non-votes nor abstentions will have any effect on the election of directors, the ratification of the appointment of KPMG or the advisory approval of named executive officer compensation.

Quorum

Business can be conducted at the Annual Meeting only if a quorum, consisting of at least the holders of a majority of our outstanding shares entitled to vote, is present, either in person or by proxy. Abstentions and broker non-votes will be counted toward establishing a quorum. If a quorum is not present at the time the Annual Meeting is convened, a majority of the shares represented in person or by proxy may adjourn the Annual Meeting to a later date and time, without notice other than announcement at the Annual Meeting. At any such adjournment of the Annual Meeting at which a quorum is present, any business may be transacted which might have been transacted at the Annual Meeting as originally called.

Solicitation; Expenses

We will pay all expenses of the Board’s solicitation of the proxies for the Annual Meeting, including the cost of preparing, assembling and mailing the Notice, form of proxy and Proxy Statement, postage for return envelopes, the handling and expenses for tabulation of proxies received, and charges of brokerage houses and other institutions, nominees or fiduciaries for forwarding such documents to beneficial owners. We will not pay any electronic access charges associated with Internet or telephonic voting incurred by a shareholder. We may solicit proxies in person or by telephone, facsimile or e-mail. Our officers, directors and employees may also assist with solicitation, but will receive no additional compensation for doing so.

No person is authorized to give any information or to make any representation not contained in this Proxy Statement, and you should not rely on any such information or representation. This Proxy Statement does not constitute the solicitation of a proxy in any jurisdiction from any person to whom it is unlawful to make such proxy solicitation in such jurisdiction. The delivery of this Proxy Statement shall not, under any circumstances, imply that there has not been any change in the information set forth herein since the date of this Proxy Statement.

Requests for Proxy Statement and Annual Report on Form 10-K; Internet Availability

Our Annual Report on Form 10-K for the year ended December 31, 2018 (the "Form 10-K"), including audited consolidated financial statements, accompanies this Proxy Statement but is not a part of the proxy solicitation material. We are delivering a single copy of this Proxy Statement and the Form 10-K to multiple shareholders sharing an address unless we have received instructions from one or more of these shareholders to the contrary. However, each shareholder will continue to receive a separate proxy card. We will promptly deliver a separate copy of the Proxy Statement and/or Form 10-K, at no charge, upon receipt of a written or oral request by a record shareholder at a shared address to which a single copy of the documents was delivered. Written or oral requests for a separate copy of the documents, or to provide instructions for delivery of documents in the future, may be directed to Gary R. Young, Secretary of the Company, at 325 John H. McConnell Boulevard, Suite 200, Columbus, Ohio 43215 or by phone at (614) 255-3333. Additionally, this Proxy Statement and our Form 10-K are available on the internet free of charge at: https://www.diamond-hill.com/proxy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth beneficial ownership of our common shares as of the record date, March 4, 2019, by (a) all persons known by us to beneficially own five percent or more of the Company’s outstanding shares, (b) each director of the Company, (c) our named executive officers, and (d) all of our executive officers, directors, and director nominees as a group. Although not required, we have also voluntarily disclosed all common shares beneficially owned by all other employees of the Company, excluding our executive officers. Unless otherwise indicated, the named persons exercise sole voting and dispositive power over the shares listed. None of the named persons hold any outstanding options to acquire our common shares, and none of the named persons have pledged any common shares of the Company as security.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Christopher M. Bingaman	47,396	(2)	1.4%
R. H. Dillon	80,565	(2)	2.3%
Randolph J. Fortener	9,600		*
James F. Laird	33,000		*
Thomas E. Line	19,681	(2)	*
Paula R. Meyer	8,000		*
Paul A. Reeder III	8,000		*
Bradley C. Shoup	7,200		*
Nicole R. St. Pierre	8,000		*
Lisa M. Wesolek	23,911	(3)	*
Directors, nominees, and executive officers as a group (9 persons)	221,442		6.3%
All other employees of the Company (123 persons)	508,819	(4)	14.5%
5% Beneficial Owners
BlackRock, Inc.(5)	262,194		7.5%
Wells Fargo & Company (6)	193,194		5.5%
_______________

(1)
Beneficial ownership of less than one percent is represented by an asterisk (*). The percent of class is based upon the number of shares beneficially owned by the named person divided by 3,506,417, which was the total number of shares that were issued and outstanding as of March 4, 2019.

(2)
Includes 3,404 shares, 3,624 shares, and 759 shares for Mr. Bingaman, Mr. Dillon, and Mr. Line, respectively, that are held in the Diamond Hill Investment Group 401(k) Plan and Trust (the "401(k) Plan"), over which the Trustee of the 401(k) Plan possesses the voting power.

(3)	Ms. Wesolek stepped down from her position as Chief Operating Officer effective April 30, 2018 and retired from employment with the Company effective December 31, 2018.

(4)
Includes all employees of Diamond Hill Investment Group, Inc. and its subsidiaries as of March 4, 2019, excluding executive officers. Each employee has sole voting power over the shares of such employee reflected in the table, except for the 58,377 shares that are held in the 401(k) Plan, over which the Trustee of the 401(k) Plan possess voting power. Certain shares are subject to restrictions on the power to dispose of the shares. The employees do not constitute a Group as defined by Rule 13d-1 of the Exchange Act.

(5)
Based on information contained in Schedule 13G/A filed with the SEC on February 4, 2019, by BlackRock, Inc. to report beneficial ownership by its subsidiaries (BlackRock Advisors, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Asset Management Ireland Limited, BlackRock Institutional Trust Company, N.A., BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG, and BlackRock Investment Management, LLC) of shares as of December 31, 2018. This Schedule 13G/A reported that BlackRock, Inc., through its subsidiaries, had sole voting power over 255,083 shares and sole dispositive power over 262,194 shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(6)
Based on information contained in Schedule 13G/A filed with the SEC on January 22, 2019, by Wells Fargo & Company ("Wells") to report beneficial ownership by its subsidiaries (Wells Fargo Clearing Services, LLC, Wells Fargo Advisors Financial Network, LLC, Wells Fargo Funds Management, LLC, Wells Capital Management Inc., and Wells Fargo Bank, N.A.) of shares as of December 31, 2018. This Schedule 13G/A reported that Wells, through its subsidiaries, had sole voting power and dispositive power over 3,049 shares, shared voting power over 106,329 shares, and shared dispositive power over 190,145 shares. The address for Wells is 420 Montgomery Street, San Francisco, CA 94163.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors, and any persons who beneficially own more than ten percent of the Company’s shares (the "Reporting Persons"), to file with the SEC initial reports of beneficial ownership on Form 3 and reports of changes in beneficial ownership on Form 4 and Form 5 by specified deadlines. Reporting Persons are required by SEC regulations to furnish to the Company copies of all Section 16(a) reports they file with the SEC. Based solely upon a review of the Forms 3, 4 and 5 furnished to the Company and statements made by Reporting Persons that no other Section 16(a) reports were required to be filed by them, we believe that the Reporting Persons complied with all filing requirements applicable to them with respect to transactions during the fiscal year ended December 31, 2018 and through the date of this Proxy.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board guides the strategic direction of the Company and oversees its management. All of our directors are elected annually. As of the date of this Proxy Statement, there were eight members of the Board. Frances A. Skinner, who served as a director of the Company from 2010 until the 2018 Annual Meeting of Shareholders held on May 2, 2018 (the “2018 Annual Meeting”) was not nominated for another term as a director of the Company due to employment with the Company which began on April 2, 2018. Following the 2018 Annual Meeting, the Board consisted of five members until February 20, 2019, when the Board, upon recommendation of the Nominating and Governance Committee, approved an increase in the number of directors from five to eight and appointed each of Christopher M. Bingaman, Paula R. Meyer and Nicole R. St. Pierre as a director the Company.

On February 16, 2019, R. H. Dillon, a director and chairman of the Board, notified the Company that he will be retiring from the Board at the conclusion of his current term which ends in conjunction with the Annual Meeting. In connection with his retirement, he requested that the Board not nominate him for re-election at the Annual Meeting.

Pursuant to the recommendation of the Nominating and Governance Committee, the Board has nominated the seven nominees listed below for election, all of whom are incumbents, to hold office until the next annual meeting of shareholders and until their respective successors are elected and qualified. If any nominee becomes unable or unwilling to serve between the date of this Proxy Statement and the Annual Meeting, proxies will be voted FOR the election of a replacement recommended by the Nominating and Governance Committee and approved by the Board.

Majority Voting

In an uncontested election, a nominee will not be elected unless he or she receives more “FOR” votes than “AGAINST” votes. In addition, pursuant to the Board's Corporate Governance Guidelines, any director who fails to obtain the required vote in an uncontested election will be expected to promptly submit his or her resignation to the Board. The Board will then decide, after considering the Nominating and Governance Committee's recommendation, whether to accept or decline the resignation, or decline the resignation with conditions. The Board will make any such decision within 90 days following the date of the Annual Meeting of Shareholders at which such uncontested election occurred. Plurality voting will apply to any contested elections.

Director Independence

The Board has determined that each of Randy J. Fortener, James F. Laird, Paula R. Meyer, Paul A. Reeder, Bradley C Shoup and Nicole R. St. Pierre qualifies as independent under the rules and independence standards of The NASDAQ Stock Market (“NASDAQ”), as well as applicable SEC requirements. The Board has determined that Mr. Dillon, Mr. Bingaman are not independent. There are no family relationships among our directors and executive officers.

The Nominees

The Board has determined that all of our director nominees are qualified to serve as directors of the Company. In addition to the specific business experience listed below, each of our director nominees has the tangible and intangible skills and attributes that we believe are required to be an effective director of the Company, including experience at senior levels in areas of expertise helpful to the Company, a willingness and commitment to assume the responsibilities required of a director, and the character and integrity we expect of our directors. The specific qualifications of each individual nominee are set forth under such nominee's name below.

Christopher M. Bingaman, CFA, age 53, was appointed as a director of the Company on February 20, 2019. He has served as President and Chief Executive Officer ("CEO") of the Company since 2014 and 2016, respectively. Mr. Bingaman has also served as a Portfolio Manager with the Company since 2001 and has more than 20 years of experience in the investment management industry.

Mr. Bingaman received his Bachelor of Arts in Finance from Hillsdale College and an MBA from the University of Notre Dame. Mr. Bingaman also holds the Chartered Financial Analyst designation.

Mr. Bingaman's qualifications to serve on the Board include his experience as CEO and a Portfolio Manager of the Company, his in depth knowledge and involvement in our operations and his more than 20 years of experience as an investment professional.

Randolph J. Fortener, age 65, has been a director of the Company since 2013, is the Chair of the Audit Committee, currently serves on the Nominating and Governance Committee and the Compensation Committee, and has been determined by the Board to be an audit committee financial expert, as defined by the SEC. Since 2014, Mr. Fortener has been the CEO of Cozzins Road Capital, a private investment firm. As CEO of Cozzins Road Capital, Mr. Fortener directs all investment and acquisition activity for the company. Previously, Mr. Fortener worked at the Crane Group, a private holding and management company, based in Columbus, Ohio, from 1990 to 2014 and served as the president of Crane Investment Company from 2007 to 2014. Prior to joining the Crane Group, Mr. Fortener was a partner at Deloitte & Touche LLP, a big four accounting firm, providing services to investment banking firms. Mr. Fortener also specialized in estate and tax planning for privately held businesses while with Deloitte. Mr. Fortener has over 40 years of business experience, with an emphasis on corporate acquisitions and investments.

Mr. Fortener received a Bachelor of Science in accounting from The University of Findlay and his MBA in finance from the University of Dayton and is a Certified Public Accountant (inactive).

Mr. Fortener’s qualifications to serve on the Board include his substantial experience in accounting and financial matters, including his significant experience as a certified public accountant and his experience on other corporate boards.

James F. Laird, CPA, age 62, has been a director of the Company since 2011, is the Chair of the Compensation Committee, currently serves on the Audit Committee and the Nominating and Governance Committee, and has been determined by the Board to be an audit committee financial expert, as defined by the SEC. Mr. Laird also serves as the Lead Independent Director. Mr. Laird served as CFO and Treasurer of the Company from 2001 until his retirement from the Company on December 31, 2014 and served as Secretary of the Company from 2001 to 2017. He also served as President of Diamond Hill Funds from 2001 to 2014. Mr. Laird has over 30 years of experience in the investment management industry.

Mr. Laird received his Bachelor of Science in Accounting from The Ohio State University, is a Certified Public Accountant, and previously held the Series 7, 24, 26, 27 and 63 securities licenses with the Financial Industry Regulatory Authority.

Mr. Laird’s qualifications to serve on the Board include his 13 years of experience as CFO of the Company, his in-depth knowledge and involvement in our operations and his more than 30 years of experience in the financial, operational, administrative, and distribution aspects of the investment management industry.

Paula R. Meyer, age 64, was appointed as a director of the Company on February 20, 2019 and currently serves on the Audit Committee, Nominating and Governance Committee, and the Compensation Committee. Ms. Meyer has worked in variety of roles within the investment management industry most recently serving as President of RiverSource Funds, the proprietary fund complex of Ameriprise Financial, Inc. from 1998 to 2006. She currently serves as a director for Mutual of Omaha and First Command Financial Services. She also served as a director of the Federal Home Loan Bank of Des Moines from 2007 to 2016 and on the Investment Company Institute's Board of Governors from 2000 to 2006.

Ms. Meyer received her Bachelor of Arts from Luther College and an MBA from the University of Pennsylvania, Wharton School of Business.

Ms. Meyer's qualifications to serve on the Board include her over 25 years of leadership experience in the financial services and mutual fund industries as well as her significant governance experience as a board member on numerous for-profit and non-profit companies.

Paul A. Reeder, III, age 57, has been a director of the Company since 2015 and currently serves on the Audit Committee, Nominating and Governance Committee, and Compensation Committee, and has been determined by the Board to be an audit committee financial expert, as defined by the SEC. Mr. Reeder has been the President of PAR Capital Management, a private investment management firm, since 1990.

Mr. Reeder received his Bachelor of Arts from Oberlin College and his Master’s degree from the Sloan School of Management at MIT.

Mr. Reeder’s qualifications to serve on the Board include his substantial experience of over 30 years in the investment management industry as an analyst, portfolio manager, and a principal executive of a private investment partnership.

Bradley C. Shoup, age 60, has been a director of the Company since 2012, is the chair of the Nominating and Governance Committee, currently serves on the Audit Committee and Compensation Committee, and has been determined by the Board to be an audit committee financial expert, as defined by the SEC. Mr. Shoup has been Chief Financial Officer of NeuVida Resources LLC since 2017. He was a Partner at Falcon Fund Management Ltd. from 2013 to 2016. From 2011 to 2013, Mr. Shoup was Managing Director of Cox Partners, Inc. From 2007 to 2011, Mr. Shoup was Chief Investment Officer of Armstrong Equity Partners LP.

Mr. Shoup received his Bachelor of Science in Civil Engineering with Distinction from the University of Kansas and his Master’s degree from the Sloan School of Management at MIT.

Mr. Shoup’s qualifications to serve on the Board include his over 30 years of experience in corporate finance and the investment management industry.

Nicole R. St. Pierre, age 46, was appointed as a director of the Company on February 20, 2019 and currently serves on the Audit Committee, Nominating and Governance Committee, and the Compensation Committee. Ms. St. Pierre served in a variety of roles within the Asset Management group at J.P. Morgan from 1994 to 2018, most recently as Managing Director; Head of Client Services and Business Platform & Americas Regional Lead.

Ms. St. Pierre received her Bachelor of Science in Marketing from Rutgers University and an MBA from Fordham University.

Ms. St. Pierre's qualifications to serve on the Board include her over 20 years of experience in the investment management industry.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF CHRISTOPHER M. BINGAMAN, RANDY J. FORTENER, JAMES F. LAIRD, PAULA R. MEYER, PAUL A. REEDER, III, BRADLEY C. SHOUP, AND NICOLE R. ST. PIERRE AS DIRECTORS OF THE COMPANY.

THE BOARD OF DIRECTORS AND COMMITTEES

The Board held a total of four meetings during the year ended December 31, 2018. Each then incumbent director attended all of the meetings of the Board and its committees of which he or she was a member. Consistent with our Corporate Governance Guidelines, the directors met in executive session at each regularly scheduled Board meeting in 2018. Our Corporate Governance Guidelines provide that all directors are expected to attend each annual meeting of shareholders. All of our then incumbent directors attended our 2018 Annual Meeting.

Corporate Governance

The Board has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee. The Board has adopted a written charter for each Committee. Current copies of each committee charter and our Corporate Governance Guidelines are available on our website, ir.diamond-hill.com, under the heading “Corporate Governance” on the right hand side of the site.

The Board has adopted a Code of Ethics for Principal Executive and Senior Financial Officers. This code is intended to deter wrongdoing and promote honest and ethical conduct, full, timely and accurate reporting, compliance with laws, and accountability for adherence to the code, including internal reporting of code violations.

We also have a Code of Business Conduct and Ethics that is applicable to all of our employees and directors. It is our policy to require all employees to participate annually in continuing education and training relating to the Code of Business Conduct and Code of Ethics.

Personal Trading and Hedging Policy
We also have established a policy prohibiting our officers, directors, and employees from purchasing or selling shares of the Company while in possession of material nonpublic information, or otherwise using such information for their personal benefit or in any manner that would violate applicable laws and regulations. The policy also prohibits all employees and directors from purchasing or selling any derivative arrangement related to securities of the Company or engaging in any speculative, short selling, or hedging activities related to securities of the Company that may have a similar economic effect.

Audit Committee

Mr. Fortener (Chair), Mr. Laird, Ms. Meyer (effective February 20, 2019), Mr. Reeder, Mr. Shoup, and Ms. St. Pierre (effective February 20, 2019) serve on the Audit Committee, which met four times during 2018. The Board has determined that each of these committee members meets the independence and financial literacy rules and standards of the SEC and NASDAQ. The Board also has concluded that each of Mr. Fortener, Mr. Laird, Mr. Reeder, and Mr. Shoup also meets the criteria to be an audit committee financial expert as defined by the SEC.

The primary purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities with respect to the retention of our independent registered public accounting firm, including appointing and overseeing the terms of its engagement and its performance, qualifications and independence, and the integrity of our financial statements, other financial information provided to shareholders, and our internal control structure. The Audit Committee also reviews all related person transactions for potential conflicts of interest on an ongoing basis, and all such transactions must be approved by the Audit Committee. Additional information on the approval of related person transactions is available under the heading “Certain Relationships and Related Person Transactions” below. The report of the Audit Committee appears below the heading “AUDIT COMMITTEE REPORT.”

Compensation Committee

Mr. Fortener, Mr. Laird (Chair), Ms. Meyer (effective February 20, 2019), Mr. Reeder, Mr. Shoup, and Ms. St. Pierre (effective February 20, 2019) serve on the Compensation Committee, which met three times during 2018. The Board has determined that each of these committee members meets the independence criteria of the SEC and NASDAQ.

The primary purpose of the Compensation Committee is to review and approve the Company’s executive compensation policies, evaluate the performance of our executive officers in light of corporate goals and objectives approved by the Compensation Committee, approve the annual salaries, bonuses, stock grants and other benefits, direct and indirect, of our executive officers, make recommendations to the full Board with respect to incentive compensation plans and equity-based plans and determine director and committee member/chair compensation for non-employee directors. The Compensation Committee also administers our equity and other incentive plans. The Compensation Committee has delegated to management the ability to make stock grants to our non-executive employees within specific parameters to align the interests of our shareholders and our employees and to promote employee retention, and long-term employee ownership. A description of the Company’s processes and procedures for the consideration and determination of executive officer compensation are discussed under the heading “Compensation Discussion and Analysis” below.

Nominating and Governance Committee

Mr. Fortener, Mr. Laird, Ms. Meyer (effective February 20, 2019), Mr. Reeder, Mr. Shoup (Chair), and Ms. St. Pierre (effective February 20, 2019) serve on the Nominating and Governance Committee, which met twice during 2018. The Board has determined that each of these committee members meets the independence criteria of NASDAQ.

The primary purpose of the Nominating and Governance Committee is to maintain and cultivate the effectiveness of the Board and oversee the Company’s governance policies. Among the Nominating and Governance Committee's responsibilities are Board and committee composition, director qualifications, director orientation and education, and Board evaluations. The Nominating and Governance Committee identifies, evaluates, and nominates Board candidates; reviews compliance with director stock ownership guidelines; and oversees procedures regarding shareholder nominations and other shareholder communications to the Board. The Nominating and Governance Committee is also responsible for monitoring compliance with and recommending any changes to the Company’s Corporate Governance Guidelines. Additional information regarding the committee’s activities can be found under the heading “Corporate Governance.”

Board Committee Membership

The following table summarizes the membership of the Board and each of its committees, and the number of times each met during 2018.

Director (1)	Audit	Compensation	Nominating and Governance
R. H. Dillon	—	—	—
Randolph J. Fortener	Chair	Member	Member
James F. Laird	Member	Chair	Member
Paul A. Reeder, III	Member	Member	Member
Bradley C. Shoup	Member	Member	Chair
Number of Meetings in 2018	4	3	2
_______________

(1)
Christopher M. Bingaman, Paula R. Meyer and Nicole R. St. Pierre are not included in the above table because their respective appointments to the Board were not effective until February 20, 2019. Following their appointments to the Board, each of Paula R. Meyer and Nicole R. St. Pierre was appointed to the Audit Committee, Nominating and Governance Committee, and Compensation Committee. From January 1, 2018 until until the expiration of her term as a director of the Company at the 2018 Annual Meeting, Frances A. Skinner did not serve on any committees of the Board.

Compensation of Directors

The Compensation Committee is responsible for periodically reviewing and recommending to the Board the compensation of our non-employee directors. At the discretion of the Board, directors are eligible to receive stock-based awards under the Diamond Hill Investment Group, Inc. 2014 Equity and Cash Incentive Plan (the “2014 Plan”). The Compensation Committee has determined that the use of long-term cliff vesting restricted stock awards as the sole form of compensation for our non-employee directors is the most appropriate way to further align the interests of our directors with the long-term interests of our shareholders. These one-time restricted stock awards are intended to compensate the directors for a long period of time and are intended to fully compensate directors for the entirety of their service as directors and as members of committees of the Board. Restricted stock awards are granted upon appointment to the Board and at the discretion of the Board upon recommendation by the Compensation Committee and are subject to such terms and conditions as may be established by the Compensation Committee Consistent with terms of the 2014 Plan. After the restricted stock awards vest upon terms and conditions established by the Compensation Committee, to further align the interests of our directors and shareholders, our Corporate Governance Guidelines prohibit the shares from being sold while the director remains on the Board, except that shares may be sold within the year the awards vest in an amount necessary to pay taxes due as a result of the vesting. The following table sets forth information regarding the compensation earned by, or paid to, directors who served on our Board in 2018.

2018 Director Compensation(1)

Name (2)	Fees Earned or Paid in Cash	Stock Awards (3)	All Other Compensation	Total
R. H. Dillon (4)	$125,000	$—	$20,850	$145,850
Randolph J. Fortener (5)	$—	$694,800	$—	$694,800
James F. Laird	$—	$—	$—	$—
Paul A. Reeder, III	$—	$—	$—	$—
Bradley C. Shoup	$—	$—	$—	$—
Frances A. Skinner (6)	$—	$—	$—	$—
_______________

(1)	Omits those columns where no compensation was awarded or earned.

(2)	Christopher M. Bingaman, Paula R. Meyer and Nicole R. St. Pierre are not included in this table as their respective appointments as directors of the Company were not effective until February 20, 2019.

(3)	Represents the full grant date fair value of the stock awards computed by multiplying the total shares granted by the closing price of the shares on the grant date.

(4)
Mr. Dillon is Chair of the Board of Directors and was a non-executive employee of the Company from January 1 2018 through June 30, 2018. Mr. Dillon was not paid any fees for his service as a director of the Company, and the amounts shown in this table relates solely to the compensation paid to Mr. Dillon in his role as an employee of the Company. Mr. Dillon's cash compensation reflected in the table represents the portion of his $250,000 base salary that Mr. Dillon earned prior to his retirement. During 2018, he also received $18,750 in 401(k) Plan contributions and $2,100 in health savings account contributions. Such amounts are reflected in the "All Other Compensation" column of the table.

(5)
This amount reported represents Mr. Fortener's restricted stock award, which was granted by the Board under the 2014 Plan on May 2, 2018 and is intended to represent his sole compensation as a director of the Company for the period of May 2, 2018 through his scheduled retirement on April 30, 2023.

(6)
Ms. Skinner became a full-time employee of the Company on April 2, 2018. In connection with her employment, Ms. Skinner did not stand for re-election as a director. As a result, she concluded her term as a director on May 2, 2018 in conjunction with the 2018 Annual Meeting.

Outstanding Stock Grants to Directors

The below table shows the amount of unvested restricted stock awards outstanding to directors as of December 31, 2018 and the service period covered by the grant. All of these awards vest in full at the conclusion of the applicable service period.

Name	Shares Granted	Approximate Service Period	Service Period Covered	Grant-Date Fair Value	Grant Date	Vesting Date
Randolph J. Fortener	3,600	Five Years	5/2/18 – 4/30/23	$694,800	5/2/18	4/30/23
James F. Laird	8,000	Ten Years	4/30/15 – 4/30/25	$1,125,760	2/27/15	4/30/25
Paul A. Reeder, III	8,000	Ten Years	4/30/15 – 4/30/25	$1,457,600	4/30/15	4/30/25
Bradley C. Shoup	3,600	Five Years	5/1/17 – 4/30/22	$725,760	5/1/17	4/30/22

Ownership and Retention Guidelines

Our Corporate Governance Guidelines prohibit shares granted to our directors as compensation from being sold while the director remains on the Board, except for sales of shares in an amount necessary to pay taxes due upon vesting. Therefore, we expect each non-employee director to hold for his or her entire term of service on the Board all of the shares granted to the director as compensation.

CORPORATE GOVERNANCE

The Nominating and Governance Committee has general oversight responsibility for assessment and recruitment of new director candidates, as well as evaluation of director and board performance and oversight of our governance matters. The Nominating and Governance Committee has adopted Corporate Governance Guidelines and reviews them annually. The most current version of the Guidelines is available on our website, ir.diamond-hill.com, under “Corporate Governance” on the right hand side of the site.

Board Leadership and Composition

The Chairman approves Board agendas and schedules, chairs all executive sessions of the directors, acts as the liaison between the directors and management, is available to the Secretary to discuss and, as necessary, respond to shareholder communications to the Board, and calls meetings of the directors.

Mr. Laird serves as Lead Independent Director. The responsibilities of the Lead Independent Director include all of the duties of Chairman when the Chairman is not present. The Lead Independent Director also chairs all executive sessions of the independent directors.

Currently, six of our seven directors who have been nominated for re-election at the Annual Meeting, qualify as independent under NASDAQ standards. Mr. Dillon who has not been nominated for re-election is not independent. In addition, the Nominating and Governance Committee, the Audit Committee, and the Compensation Committee are all comprised entirely of independent directors. Overall, we believe that our Board structure is designed to foster critical oversight, good governance practices, and the interests of the Company and its shareholders.

Among other things, the Corporate Governance Guidelines address term limits of each non-executive director. Although we have a 10 year service limit for non-employee directors, the Guidelines authorize the Board to make exceptions to this limitation and permit directors to serve for an additional year. The Corporate Governance Guidelines also permit the Chair to serve longer than 10 years if he or she has not served in that role for five consecutive years. The Board has not made such an exception to the term limits for non-executive directors during the last five years.

Board’s Role in Risk Oversight

The Board’s role in our risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including client investment results, operational, financial, legal, regulatory and strategic risks. The Audit Committee is responsible for overseeing risks relating to our accounting matters, financial reporting and legal and regulatory compliance. To satisfy these oversight responsibilities, the Audit Committee meets regularly with management and the Company’s independent registered public accounting firm. The Compensation Committee is responsible for overseeing risks relating to employment policies and our compensation and benefits programs. To satisfy these oversight responsibilities, the Compensation Committee meets regularly with management to understand the implications of compensation decisions, particularly the risks that our compensation policies pose to our finances and our relationship with employees.

Director Orientation and Continuing Education and Development

When a new non-executive director joins the Board, the Company provides a formal orientation program to provide the new director with an understanding of our operations and financial condition. In addition, each director is expected to maintain the necessary level of expertise to perform his or her responsibilities as a director. To assist the directors in maintaining such level of expertise, we may, from time to time, offer continuing education programs in addition to briefings during Board meetings relating to the competitive and industry environment in which the Company operates and the Company’s goals and strategies.

Director Qualifications and the Nominations Process

The Nominating and Governance Committee believes that the nominees presented in this Proxy Statement currently constitute, and would continue to constitute, a Board with an appropriate level and diversity of experience, education, skills, and independence. The Nominating and Governance Committee routinely considers the current composition of the Board and whether changes should be made or additional directors should be added.

The Nominating and Governance Committee supervises the nomination process for directors. It considers the performance, independence, background, experience, gender and other forms of diversity, as well as other characteristics of our incumbent directors, including their willingness to serve, and any change in their employment or other circumstances in considering their nomination each year. We do not have any formal policy regarding diversity in identifying nominees for a directorship, but rather we consider it among the various factors relevant to any particular nominee and the overall needs of the Board. In the event that a vacancy exists or the Company decides to increase the size of the Board, the Nominating and Governance Committee will identify, interview, examine, and make recommendations to the Board regarding appropriate candidates.

The Nominating and Governance Committee identifies potential candidates principally through suggestions from our directors and senior management. The committee may also seek candidates through informal discussions with third parties. We have not historically retained search firms to help identify director candidates and did not do so in identifying this year’s nominees or our recently appointed directors.

In evaluating potential candidates, the Nominating and Governance Committee considers, among other factors, independence from management, experience, expertise, commitment, diversity, number of other public company board and related committee seats held, potential conflicts of interest, and the composition of the Board at the time of the assessment. Additionally, all potential nominees must:

•	demonstrate strong character and integrity;

•	have sufficient time to carry out their duties;

•	have experience at senior levels in areas of expertise helpful to the Company and consistent with the objective of having a diverse and well-rounded Board; and

•	have the willingness and commitment to assume the responsibilities required of a director of the Company.

In addition, candidates expected to serve on the various Board committees must meet applicable independence and financial literacy qualifications required by NASDAQ, the SEC, and other applicable laws and regulations. The evaluation process of potential candidates also includes personal interviews and discussions with appropriate references. Once the Nominating and Governance Committee has selected a candidate, it recommends the candidate to the full Board for election if a vacancy occurs or is created by an increase in the size of the Board during the course of the year, or for nomination if the director is to be first elected by our shareholders. All of our directors serve for one-year terms and must stand for reelection annually.

The Nominating and Governance Committee does not currently have any specific policies regarding the consideration of director candidates recommended by shareholders due to a historical absence of shareholder recommendations. In the event of such a recommendation, the Nominating and Governance Committee would consider the recommendation using the process and criteria set forth above. In the future, the Nominating and Governance Committee may in its discretion adopt policies regarding the consideration of director candidates recommended by shareholders. Shareholder recommendations for Board candidates must be directed in writing to the Company at 325 John H. McConnell Boulevard, Suite 200, Columbus, Ohio 43215, Attention: Secretary, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and the Company within the last three years, and evidence of the recommending person’s ownership of our common shares.

Certain Relationships and Related Person Transactions

The Board recognizes that related person transactions present a heightened risk of conflicts of interest. The Company has no written policy with respect to related party transactions, because in the last 10 years we have only had one related party transaction to consider. The Audit Committee will review any potential related person transactions as they arise and are reported to the Board or the Audit Committee, regardless of whether the transactions are reportable pursuant to Item 404. For any related person transaction to be consummated or to continue, the Audit Committee must approve or ratify the transaction.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during 2018 were Mr. Fortener, Mr. Laird, Mr. Reeder, and Mr. Shoup. No director who served on the Compensation Committee during 2018 currently is, or during 2018 was, an officer, employee or former officer of the Company, and none of them has or had any relationship during 2018 requiring disclosure by us under Item 404 of SEC Regulation S-K. During 2018, none of our executive officers served as a member of the board of directors or compensation committee of any other company that has an executive officer serving as a member of our Board or Compensation Committee.

Executive Officers and Compensation Information

During 2018, Christopher M. Bingaman, Thomas E. Line, and Lisa M. Wesolek were the Company’s only executive officers. Ms. Wesolek stepped down from her position as Chief Operating Officer ("COO") effective April 30, 2018 and retired from employment with the Company effective December 31, 2018. Mr. Bingaman's and Mr. Line's business experience and qualifications are described below. Each executive officer devotes his or her full time and effort to the affairs of the Company.

Christopher M. Bingaman, age 53, has served as the CEO of the Company since 2016, has been the President of the Company since 2014 and also has been a Portfolio Manager since he joined the Company in 2001. From 1997 to March 2001, Mr. Bingaman was a Senior Equity Analyst for Nationwide Insurance. In 1997, Mr. Bingaman was an Equity Analyst for Dillon Capital Management. From 1990 to 1997, Mr. Bingaman held various positions at Fifth Third Bank, First Chicago NBD and NBD Bank. Mr. Bingaman has over 20 years of experience in the investment management industry.

Mr. Bingaman received his Bachelor of Arts in Finance from Hillsdale College (cum laude) and his Master of Business Administration from the University of Notre Dame. Mr. Bingaman holds the Chartered Financial Analyst designation.

Thomas E. Line, age 51, has served as the CFO and Treasurer of the Company since 2015 and as the Chief Executive Officer of the Diamond Hill Funds since he joined the Company in 2014. Previously, Mr. Line served as an Independent Trustee and Chair for Diamond Hill Funds from 2005 to 2014. From 2012 to 2014, Mr. Line was Chief Operating Officer for Lancaster Pollard & Company. Mr. Line was Managing Director and Chief Financial Officer for Red Capital Group from 2005 to 2012 and was Vice President and Treasurer from 2004 to 2005. From 2002 to 2004, Mr. Line was President of Focused Financial Consulting, Inc. From 1998 to 2002, Mr. Line was Chief Operating Officer for Meeder Financial, Inc. From 1996 to 1998, Mr. Line was Vice President and Treasurer for BISYS Fund Services, Inc. Prior to 1996, Mr. Line spent seven years at KPMG in various roles. Mr. Line has over 25 years of experience in the investment management industry.

Mr. Line has a Bachelor of Science in Accounting from Wake Forest University and is a Certified Public Accountant (inactive).

Compensation Discussion and Analysis

In our Compensation Discussion and Analysis, we:

•	describe our compensation program objectives and how compensation for our named executive officers is determined; and

•	explain the tables and disclosures that follow.

This Compensation Discussion and Analysis presents compensation information for the following individuals (each, a "named executive officer"):

•	Christopher M. Bingaman, who served as our CEO and President in 2018;

•	Thomas E. Line, who served as our CFO and Treasurer in 2018; and

•	Lisa M. Wesolek, who served as our COO until April 30, 2018.

Background

We are in the investment management industry. Human capital is the most important resource of companies in our industry. Attracting and retaining employees can be more difficult in our industry than in others because of how heavily our industry depends on the contributions of talented individuals. We have been able to attract and retain high-quality employees due to:

•	our investment-centric culture;

•	employee ownership in our business;

•	our central Ohio location; and

•	the nationally-competitive compensation and benefits we offer to our employees.

Compensation, which is a critical element in a business dependent on talented employees, has a particularly significant impact on profitability in industries like ours that are not capital intensive. Achieving profitability in our industry while retaining high-quality talent requires a balancing of the economics between our operating profit margin and rewarding the employees who generate our profits and produce investment results for our clients. As of March 4, 2019, the record date for the Annual Meeting, our employees and directors owned approximately 20.8% of the Company. In contrast, many competitor firms are owned entirely by their employees and many publicly-traded asset managers are far less employee-owned. Despite our unique ownership structure given our industry, we believe that industry norms are helpful benchmarks for evaluating this balancing of economics.

At our 2018 Annual Meeting, our shareholders voted upon an advisory resolution to approve the compensation of our named executive officers, which was approved by 98% of the votes cast on the matter. The Compensation Committee of the Board (the “Committee”) believes that the results of the advisory vote on executive compensation support our previous compensation practices and the Committee's overall judgment related to our compensation practices. The Committee considered that endorsement in establishing the compensation of our executive officers for 2018.

Compensation Program Objectives

We seek to attract and retain people with integrity, intelligence and energy. All of our employees are paid a competitive base salary, provided with competitive benefits and participate in an annual cash and equity incentive compensation program. The amount of individual incentive awards is based on an assessment of individual performance, while the amount of the overall available incentive pool is based on (i) investment results in client portfolios, (ii), overall firm operating results, (iii) general market compensation data, and (iv) our profitability compared to other investment management firms.

In addition to annual incentive compensation, upon commencing employment with the Company, all employees are generally granted equity awards as an incentive to their continued employment. Generally, these awards cliff vest after five years of employment to promote employee retention and long-term employee ownership. We also seek to increase employee ownership because we believe such ownership encourages employees to act and think like owners. While compensation amounts differ depending upon position, responsibilities, performance and competitive data, we seek to reward all employees with similar compensation components based on these objectives.

Rewards Based on Performance

Our primary business objective is to meet our fiduciary duty to clients. Specifically, our focus is on long-term, five-year investment returns, with goals defined as rolling five-year periods in which client returns are sufficiently above relevant passive benchmarks, rank in the top quartile of similar investment strategies, and exceed a sufficient absolute return for the risk associated with the asset class. As it relates to our investment professionals, their compensation program is designed to reward performance that supports these objectives. The compensation program varies for those employees who are not a part of our investment team, but is based on rewarding individual performance that helps us meet our fiduciary duty to clients. We seek to fulfill our fiduciary duty to shareholders by managing the firm and its assets to increase shareholder value over time. Over the past five years, our annualized total shareholder return was 8.2% compared to a 4.4% return for the Russell 2000 Index.

Compensation Setting Process

Role of the Compensation Committee. The Committee has the overall responsibility for evaluating and approving the structure, operation and effectiveness of our compensation plans, policies and programs for all employees. Each member of the Committee is a “non-employee director” for purposes of Section 16(b) of the Securities Exchange Act of 1934, and meets NASDAQ independence requirements. The Committee is specifically charged to:

•
review and approve the corporate goals and objectives relevant to the compensation of the CEO, to evaluate the CEO’s performance in light of these goals and objectives, and, based on this evaluation, make recommendations to the Board for the independent directors to approve the CEO’s compensation level (including any long-term incentive or other compensation under any incentive-based or equity-based compensation plan);

•	review management’s recommendations and make recommendations to the Board with respect to director and other non-CEO executive officer compensation;

•	retain compensation consultants as it deems necessary to assist in its evaluation of director, CEO or other senior executive compensation programs or arrangements;

•	obtain advice and assistance as it deems necessary from internal or external legal, accounting or other advisors;

•
review management’s recommendations and make recommendations to the Board with respect to incentive-based compensation and equity-based compensation plans and programs that are subject to Board approval, and that may be applicable to all or any portion of the employees of the Company and/or its subsidiaries; and

•	exercise all power and authority of the Board in the administration of equity-based incentive compensation plans.

The Committee considers the sum of all pay elements when reviewing annual compensation recommendations for the named executive officers. Although the framework for compensation decision-making is tied to the Company’s overall financial performance and the creation of long-term shareholder value, the Committee retains the discretion to approve individual compensation based on other performance factors, such as demonstrated management and leadership capabilities and the achievement of certain investment results for client accounts and other strategic operating results.

Role of Management. The Company’s CEO evaluates the CFO as part of our annual review process and makes recommendations to the Committee regarding all elements of compensation paid to him. Changes in compensation proposed by the CEO are based on the individual’s performance, the compensation of individuals with comparable responsibilities in competing or similar organizations, and the profitability of the Company. At the Committee’s request, management attends Committee meetings to provide general employee compensation and other information to the Committee, including information regarding the design, implementation and administration of our compensation plans. The Committee also meets in executive sessions without the presence of any executive officer whose compensation the Committee is scheduled to discuss.

Use of Compensation Consultants and Surveys in Determining Executive Compensation. The Committee’s charter gives it the authority to retain an independent outside executive compensation consulting firm to assist in evaluating policies and practices regarding executive compensation and provide objective advice regarding the competitive landscape. Historically, however, the Committee has not engaged compensation consultants, and did not do so in 2017 or 2018.

Each year the Committee obtains and summarizes an asset management industry pay analysis prepared by McLagan, a compensation specialist focusing on the asset management industry. The companies in the McLagan analysis include approximately 150 public and private asset management companies with which we compete. This analysis provides the Committee with a general overview of compensation trends in the asset management industry. The Committee does not define a specific peer group, but rather takes a broad view of the analysis, including the types and amounts of compensation paid generally by the companies surveyed. The Committee does not set any compensation elements or levels based on targeting a certain percentile from the survey, but rather sets compensation that it believes to be both competitive and based on the executive’s value to the Company. The survey is just one of many factors that the Committee considers when determining executive compensation. Management and the Committee believe this broad view of the analysis is appropriate because we compete with both public and private asset management firms regardless of their size and scope of operations.

Elements of Compensation

Base Salary. Base salaries for our named executive officers are intended to provide a fixed level of cash compensation that is appropriate given the executive’s role in the organization. Generally, base salaries are determined by (i) scope of responsibility and complexity of position, (ii) performance history, (iii) tenure of service, (iv) internal equity within the Company’s salary structure, and (v) relative salaries of persons holding similar positions at other companies within the investment management industry. Base salaries are designed to compensate knowledge and experience. Consistent with our desire to have the majority of total compensation paid to named executive officers at risk in the form of incentive compensation, a significant majority of total compensation of our executive officers was paid in the form of either cash bonuses and/or long-term equity grants.

Annual Cash Bonuses. The Committee awarded a discretionary cash bonus to Mr. Bingaman, to reward him for his strong performance and overall contributions to the Company in fiscal year 2018. The Committee believes a discretionary cash bonus provided the Committee with the flexibility to consider all aspects of Mr. Bingaman’s performance and contributions to the Company as CEO, President and Portfolio Manager. In determining the amount of Mr. Bingaman’s cash bonus, the Committee considered the Company’s overall operating results for 2018, the investment results in client portfolios, client service, overall contributions to the investment team, and broad market compensation data.

The Committee awarded a discretionary cash bonus to Mr. Line to reward him for his strong performance and overall contributions to the Company in fiscal year 2018. The Committee believes that a discretionary cash bonus provided the Committee with the flexibility to consider all aspects of Mr. Line's performance and contributions to the Company which, for a CFO and Treasurer, may not be as directly tied to our operating income. In determining the amount of Mr. Line's cash bonus, the Committee considered the Company’s overall operating results for 2018, contributions by Mr. Line that were not reflected in our operating results, and broad market compensation data.

2015 Restricted Stock Unit Award to Mr. Bingaman. In October 2015, the Committee awarded 13,000 shares of performance-based restricted stock units (“PRSUs”) to Mr. Bingaman pursuant to the Company’s 2014 Plan covering the performance period of January 1, 2016 through December 31, 2017. The grant called for 6,500 PRSUs to vest on each of January 1, 2017 and

January 1, 2018, respectively, if the Company’s annual operating profit for each calendar year period (defined as the Company’s total revenue during each calendar year period excluding any investment income and gains, less the Company’s total operating expenses during such period and any investment losses and all taxes) exceeded $40,000,000. If the Company’s annual operating profit during in either calendar year period was less than $40,000,000, a reduced number of PRSUs would vest on January 1st of 2017 or 2018, respectively, according to a schedule that scaled down from 6,500 PRSUs at $40,000,000 in operating profit to zero PRSUs at or below $0 in operating profit. Any PRSUs that did not vest would be forfeited. The performance conditions for both 2016 and 2017 were met. The first 6,500 PRSUs vested in full on January 1, 2017. The Company accelerated the vesting of the second 6,500 PRSUs from January 1, 2018 to December 26, 2017 in order to take a tax deduction for the compensation during 2017. All vested PRSUs settled in shares of the Company’s common stock on a 1-for-1 basis and are subject to restrictions on sale or transfer for five years following the vesting date. This PRSU award comprised all of Mr. Bingaman’s equity-based compensation for 2016 and 2017.

2018 Restricted Share Award to Mr. Bingaman. On February 21, 2018, the Committee awarded 12,000 restricted shares of the Company to Mr. Bingaman pursuant to the Company’s 2014 Plan. The Committee believes this award strongly aligns the long-term interests of Mr. Bingaman with those of the Company and its shareholders. This long-term equity award is intended to represent a portion of Mr. Bingaman's total compensation for the five year period 2018 through 2022. Subject to Mr. Bingaman’s continued employment with the Company, the restricted shares will vest on January 1, 2023.

2018 Annual Stock award to Mr. Bingaman. The Committee awarded a discretionary stock bonus of $1,000,000 to Mr. Bingaman, to reward him for his strong performance and overall contributions to the Company in fiscal year 2018. Similar to the cash bonus awarded to Mr. Bingaman, the Committee believes a discretionary stock bonus provides the Committee with the flexibility to consider all aspects of Mr. Bingaman’s performance and contributions to the Company as CEO, President and Portfolio Manager. In determining the amount of Mr. Bingaman’s stock bonus, the Committee considered the Company’s overall operating results for 2018, the investment results in client portfolios, client service, overall contributions to the investment team, and broad market compensation data. The shares awarded in this stock bonus are fully vested, but are restricted from sale until February 2024.

2014 Restricted Stock Unit Award to Mr. Line. In connection with his initial employment with the Company, in December 2014, the Committee awarded 15,000 restricted stock units ("RSUs") to Mr. Line pursuant to the Company's 2014 Plan as long-term incentive compensation. This award is subject to time-based vesting with 3,000 of these RSUs vesting on each April 1st from 2015 through 2019. The remaining 3,000 of the RSUs will vest on April 1, 2019. Each RSU that vests is settled in the Company's common shares on a 1-for-1 basis. Upon vesting, the resulting shares are subject to restrictions on sale or transfer for an additional five years from each respective vesting date. The Committee believes this compensation structure strongly aligns the long-term interests of Mr. Line with those of the Company and its shareholders. This RSU award is intended to comprise all of Mr. Line's equity-based compensation for 2014 through 2018.

Retirement Plan Benefits. We provide retirement benefits to our named executive officers through the 401(k) Plan. Each named executive officer is entitled to participate in the 401(k) Plan on the same terms and conditions as all other employees. The 401(k) Plan does not involve any guaranteed minimum or above-market returns, as plan returns depend on actual investment results.

Deferred Compensation Plans. We have two Deferred Compensation Plans: the Diamond Hill Fixed Term Deferred Compensation Plan (the “Fixed Term Plan”) and the Diamond Hill Variable Term Deferred Compensation Plan (the “Variable Term Plan”) (each individually, a "Plan", and collectively the “Deferred Compensation Plans”). Each named executive officer is eligible to participate in one of the Plans, along with certain other employees of the Company. The terms and conditions of the Plans are described in more detail under the heading “Pension Plans and Non-Qualified Deferred Compensation” below.

Other Benefits and Perquisites. We do not provide supplemental retirement plan benefits to our named executive officers. As a general rule, we do not provide any perquisites or other personal benefits to our named executive officers that are not offered on an equal basis to all other employees. Our named executive officers are entitled to participate in benefit programs that entitle them to the same medical, dental, and short-term and long-term disability insurance coverage that are available to all employees.

Post-Employment Payments. No named executive officer has an employment contract or severance arrangement, and we do not provide any post-employment payments to our named executive officers, other than pursuant to our 401(k) Plan and Deferred Compensation Plans.

Section 162(m) of the Internal Revenue Code

Prior to December 22, 2017, when the Tax Cuts and Jobs Act of 2017 (“TCJA”) was signed into law, Section 162(m) of the Internal Revenue Code generally disallowed a tax deduction to publicly held companies for compensation paid to certain “covered employees” in excess of $1 million per covered employee in any year, except to the extent that the compensation in excess of the limit qualified as performance-based.

Under the TCJA, the performance-based exception has been repealed and the $1 million deduction limit now applies to (1) anyone serving as the chief executive officer or the chief financial officer at any time during the taxable year, (2) the top three other highest compensated executive officers serving at the end of the taxable year, and (3) any individual who had been a covered employee for any taxable year of the Company that started after December 31, 2016.  However, the new rules do not apply to remuneration provided pursuant to a written binding contract in effect on November 2, 2017 that is not modified in any material respect after that date.  Because of ambiguities and uncertainties as to the application and interpretation of this transition relief, no assurance can be given that compensation intended to satisfy the requirements for exemption from Section 162(m) will avoid the deduction limit.  We believe that the amount of compensation paid to our executive officers that can be deducted will decrease compared to prior years.

The Board of Directors has not adopted a formal policy regarding tax deductibility of compensation paid to our executive officers.  While the Board and the Committee consider the potential tax deductibility of executive compensation under Section 162(m) of the Internal Revenue Code in establishing compensation for named executive officers, the Board and the Committee require the flexibility to consider additional factors in making compensation decisions in order to best fulfill the objectives of the Company's compensation program. Accordingly, the Committee may authorize, compensation that might not be deductible, and may modify compensation that was initially intended to be exempt from Section 162(m), if it determines that such compensation decisions are in the best interests of the Company and its shareholders.

Risks Related to Compensation Policies and Practices

As part of its oversight of our executive and non-executive compensation programs, the Committee considers how our current compensation programs, including the incentives created by compensation awards, affect the Company’s risk profile. In addition, the Committee reviews our compensation policies, and particularly the incentives that they create, to determine whether they encourage an appropriate level of risk-taking and do not present a significant risk to the Company. The Committee also considered the following risk mitigating factors:

•	our current compensation programs reward portfolio managers and research analysts on trailing five-year investment performance in client accounts;

•	a significant portion of incentive compensation is in the form of long-term equity-based awards;

•	the sale restriction periods on equity-based compensation awards encourage executives and other employees to focus on the long-term performance of the Company;

•	the Committee's discretionary authority to adjust annual incentive awards;

•	the Company's internal controls over financial reporting and other financial, operational and compliance policies and practices; and

•	the consistency of base salaries with executives’ responsibilities so that they are not motivated to take excessive risks to achieve a reasonable level of financial security.

Based on this review, the Committee has concluded that our compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company.

Compensation Recoupment and Restitution Policy

Upon the recommendation of the Committee, the Board has adopted a compensation recoupment and restitution policy that applies to all incentive compensation received by all employees, including our named executive officers. Under the policy, we may recover all or a portion of incentive compensation (or pay out additional incentive compensation) related to awards made after the adoption of the policy, in three general situations:

•
if, due to error or malfeasance, the previously determined incentive pool, or an individual award, is either too large (or too small), then any overpayment made to an employee may, in the sole discretion of the Committee and the Board, be returned to the Company or an additional payment may be made to an employee;

•
if an employee engages in fraud or misconduct that contributes to the need for a financial restatement, or violates any law or regulation or any policy or procedure of the Company, then we may, in the sole discretion of the Committee and the Board, recoup all or a portion of the employee’s incentive compensation; and

•
if the Committee determines that the Company's previously issued financial statements are restated as a result of error, omission, fraud or non-compliance with financial reporting requirements, then we may recoup, in the sole discretion of the Compensation Committee and the Board, all or a portion of the employee’s incentive compensation.

The policy is intended to provide enhanced safeguards against certain types of employee misconduct and provide enhanced protection to, and alignment with, shareholders. These provisions are in addition to any policies or recovery rights that are provided under applicable laws, including the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Stock Ownership Guidelines

The Board adopted stock ownership guidelines for our named executive officers to further align their interests with those of our shareholders. The below table provides the target ownership level reflected in the guidelines and actual shares owned as of December 31, 2018. Each named executive officer currently holds shares well in excess of the amounts required under the guidelines.

Name	Title	Target Ownership Level	Target Number of Shares(a)	Number of Shares Owned (b)	Ownership Guideline Met
Christopher M. Bingaman	CEO and President	5x Salary	10,037	43,905	Yes
Thomas E. Line	Chief Financial Officer	3x Salary	5,018	11,640	Yes
_______________

(a)	Based on a per share price of $149.45 which was the closing price of our common shares on December 31, 2018, and the respective base salaries of our named executive officers as of that date.

(b)	Includes any unvested restricted stock and restricted stock units, as well as shares held in the 401(k) Plan.

Summary Compensation Table

The following table sets forth the total compensation paid to or earned by our named executive officers for services rendered in the years indicated. Additional information on the elements of compensation included in the table below is available under the “Compensation Discussion and Analysis” section.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards		All Other Compensation(4)	Total
Christopher M. Bingaman	2018	$300,000	$500,000	$3,552,280	(2)	$45,313	$4,397,593
Chief Executive Officer	2017	$300,000	$550,000	$—		$38,700	$888,700
and President	2016	$300,000	$600,000	$2,360,860	(3)	$38,100	$3,298,960

Thomas E. Line	2018	$250,000	$225,000	$—		$41,225	$516,225
Chief Financial Officer	2017	$200,000	$225,000	$—		$29,600	$454,600
and Treasurer	2016	$200,000	$225,000	$—		$29,600	$454,600

Lisa M. Wesolek	2018	$230,000	$—	$—		$1,552,492	$1,782,492
Chief Operating Officer	2017	$250,000	$500,000	$—		$35,600	$785,600
	2016	$250,000	$—	$—		$35,600	$285,600

___________________________________

(1)	The amount reported represents a discretionary cash bonus award. These awards were not based upon any pre-established performance goals.

(2)
The amount reported includes the grant date fair value for Mr. Bingaman's discretionary stock bonus award of $1,000,000 which immediately vested upon grant. Shares acquired pursuant to this discretionary stock bonus are restricted from sale for five years following the grant date. The amount reported also includes the grant date fair value of $2,552,280 for Mr. Bingaman's discretionary grant of 12,000 restricted shares which were awarded to him in 2018. Subject to Mr. Bingaman's continued employment, these restricted shares will vest on January 1, 2023, subject to continued employment. Neither of these grants were based upon any pre-established performance goals.

(3)
The amount reported represents the grant date fair value of 13,000 PRSUs awarded to Mr. Bingaman in 2015 for a performance period beginning on January 1, 2016. These PRSUs were granted to Mr. Bingaman under the 2014 Plan as part of a long-term performance-based incentive program and constitute the stock portion of Mr. Bingaman’s incentive compensation for the years 2016 and 2017. Of these 13,000 PRSUs, 6,500 vested on January 1, 2017 and the other 6,500 vested on December 26, 2017, in each instance subject to the achievement of performance goals established by the Compensation Committee and described above in the "Compensation Discussion and Analysis" section.

(4)	The following types of compensation are included in the “all other compensation” column:

Name	Year	Contributions to 401k Plan(a)	Contributions to Health Savings Account(a)	Supplemental Payment(b)	Total
Christopher M. Bingaman	2018	$39,188	$6,125		$45,313
	2017	$32,400	$6,300		$38,700
	2016	$31,800	$6,300		$38,100

Thomas E. Line	2018	$35,625	$5,600		$41,225
	2017	$24,000	$5,600		$29,600
	2016	$24,000	$5,600		$29,600

Lisa M. Wesolek	2018	$35,625	$1,867	$1,515,000	$1,552,492
	2017	$30,000	$5,600		$35,600
	2016	$30,000	$5,600		$35,600

(a)	The Company contributions to the 401(k) Plan and employee Health Savings Accounts are offered to all employees of the Company and its affiliates.

(b)
Ms. Wesolek retired from the Company effective December 31, 2018. In connection with her retirement and in recognition of her service to the Company, Ms. Wesolek entered into an agreement with the Company, effective May 30, 2018 which provided for a supplemental payment of $1,515,000.

Pay Ratio Disclosure

The below table shows the ratio of the median annual total compensation of all Company employees (excluding the CEO) to the annual total compensation of the Company's CEO. In determining the median employee, a listing was prepared of all current employees as of December 31, 2018. To determine the median employee, we included 2018 base salary and incentive compensation (annualized for those employees that were not employed for the full year of 2018). Once the median employee was identified, for purposes of comparison to the CEO, we then calculated the compensation for that employee in the same manner as the Total Compensation shown for our CEO in the Summary Compensation Table.

Median Employee total annual compensation	$256,300
Christopher M. Bingaman, CEO, total annual compensation	$4,397,593	(1)

Ratio of CEO to Median Employee Compensation	17.2 : 1

(1)
The compensation shown for the CEO includes $2,552,280 related to a five-year restricted stock award granted on February 21, 2018. Excluding this stock award, the CEO total compensation was $1,845,313.

Voluntary Supplemental Pay Ratio Disclosure - GAAP Accounting
The compensation numbers presented in the below table use the actual compensation expense recorded by the Company on its financial statements on Form 10-K ("GAAP Accounting"). Under GAAP Accounting, on the below table long-term restricted stock awards are amortized over the vesting period of the award, as opposed to the above table, which includes the entire grant date value in the year the award is granted. The below table shows the same median employee as the above table.

Median Employee total annual compensation (1)	$296,180
Christopher M. Bingaman, CEO, total annual compensation (1)	$2,355,769

Ratio of CEO to Median Employee Compensation	8.0 : 1

(1)	The compensation shown above includes $39,880 and $510,456, respectively in GAAP Accounting compensation expense related to long-term restricted stock awards.

Grants of Plan Based Awards for 2018

The following table sets forth information regarding annual incentive plan awards granted to each of the named executive officers for the year ended December 31, 2018.

	Grant Date	Compensation Committee Action Date (1)	Estimated Possible Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock and Options
Name			Threshold #	Target #	Maximum #	Awards $
Christopher M. Bingaman (2)	02/21/2018	02/21/2018	—	12,000	—	2,360,860
Thomas E. Line	—	—	—	—	—	—
Lisa M. Wesolek	—	—	—	—	—	—
____________________

(1)	The Compensation Committee Action Date represents the date on which the Committee authorized the equity-based award.

(2)
On February 21, 2018, the Compensation Committee granted an award of 12,000 restricted shares to Mr. Bingaman pursuant to the 2014 Plan. This award is intended to represent a portion of Mr. Bingaman's total compensation for the five year period 2018 through 2022. Subject to his continued employment the restricted shares will vest on January 1, 2023.

Outstanding Equity Awards at December 31, 2018

The following table summarizes all outstanding equity awards held by our named executive officers as of December 31, 2018.

	Stock Awards
Name	Equity Incentive Plan Awards: Number of Unearned Shares That have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested(3)
Christopher M. Bingaman	12,000	(1)	$1,793,400
Thomas E. Line	3,000	(2)	$448,350
Lisa M. Wesolek	—		$—
_______________

(1)
These shares represent a grant of restricted shares to Mr. Bingaman pursuant to the 2014 Plan. Subject to Mr. Bingaman's continued employment with the Company, these restricted shares will vest on January 1, 2023.

(2)
These shares represent the remaining portion of the 15,000 RSUs granted to Mr. Line in December 2014 pursuant to the 2014 Plan which will vest on April 1, 2019, subject to Mr. Line's continued employment with the Company. The RSU's are settled in the Company's common shares on a 1-for-1 basis.

(3)	The amount in this column represents the value of the share grants shown multiplied by $149.45, the closing market price of our common shares as of December 31, 2018.

Option Exercises and Stock Vested for 2018

No options have been granted to the named executive officers pursuant to the 2014 Plan. The following table sets forth information with respect to stock awards held by our named executive officers that vested in 2018.

Stock Awards
Name	Number of Shares Acquired on Vesting		Value Realized on Vesting
Christopher M. Bingaman	—		$—
Thomas E. Line	3,000	(1)	$619,680
Lisa M. Wesolek	—		$—
_______________

(1)
On April 1, 2018, these shares were acquired upon satisfaction of the service-based vesting requirements applicable to a portion of the 15,000 RSUs granted to Mr. Line in December 2014 pursuant to the 2014 Plan. Pursuant to the terms of the RSUs established by the Committee upon grant 3,000 of the RSUs vest on each April 1st from 2015 through 2019. The RSUs are settled in the Company’s common shares on a 1-for-1 basis.

Pension Plans and Non-Qualified Deferred Compensation

We do not maintain any pension plans for named executive officers or other employees. We offer to our named executive officers and certain other employees the opportunity to participate in two Non-Qualified Deferred Compensation Plans: the Fixed Term Plan and the Variable Term Plan (the “Deferred Compensation Plans”).

Deferrals of Incentive Compensation.

Pursuant to the Deferred Compensation Plans, participants may elect to defer up to 50% of the stock portion of their annual incentive compensation and up to 100% of the cash portion of their annual incentive compensation for a plan year (the calendar year). Generally, the participant must submit a deferral election by December 31 of the year before the services are to be performed. After the applicable deadline, a deferral election is irrevocable for that plan year except under circumstances set forth in the Deferred Compensation Plan.

None of the named executive officers contributed to the Deferred Compensation Plans, and none had a balance under such plans as of December 31, 2018.

Employment Agreements and Change in Control Benefits

None of our named executive officers is party to an employment agreement with the Company, and there are no agreements with such persons providing for change in control benefits or other post-employment compensation. Ms. Wesolek retired from the Company effective December 31, 2018. In connection with her departure she entered into an agreement that provided for certain payments, all of which have been made and are disclosed in the Summary Compensation Table and other related table in this Proxy Statement. There are no continuing obligations or payments remaining.

Compensation Committee Report

The Board’s Compensation Committee has submitted the following report for inclusion in this Proxy Statement:

We have reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on that review and discussion, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

Submitted by the Compensation Committee of the Board of Directors:

James F. Laird, Chair
Randolph J. Fortener
Paula R. Meyer
Paul A. Reeder
Bradley C. Shoup
Nicole R. St. Pierre

PROPOSAL 2 — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent registered public accounting firm retained to audit the Company’s consolidated financial statements. To carry out this responsibility, the Committee engages in an evaluation of the independent auditor's qualifications, performance, and independence. The Committee also periodically considers whether the independent registered public accounting firm should be rotated and the advisability and potential impact of selecting a different independent registered public accounting firm.

The Audit Committee has reappointed KPMG LLP ("KPMG") to serve as our independent registered public accounting firm for 2019. KPMG was first appointed to serve as our independent registered public accounting firm on October 24, 2012.

The Audit Committee and the Board of Directors believe that the continued retention of KPMG as our independent registered public accounting firm is in the best interests of the Company and our shareholders, and we are asking our shareholders to ratify the selection of KPMG as our independent registered public accounting firm for fiscal 2019, and may or may not make any changes to such appointment.

Representatives of KPMG are expected to be present at the Annual Meeting and will have the opportunity to make a statement, if they so desire, and respond to appropriate questions from shareholders.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2019.

If Proposal 2 is not approved, the Audit Committee will reconsider the appointment of KPMG as our independent registered public accounting firm for 2019.

Disclosure of Fees Charged by the Independent Registered Public Accounting Firm

The following table summarizes the fees billed by KPMG for services rendered to the Company and its subsidiaries during 2018 and 2017.

	Year Ended	Year Ended
	12/31/2018	12/31/2017
Audit Fees(1)	$205,600	$195,070
Audit-Related Fees	—	—
Tax Fees	91,806	44,405
All Other Fees	—	—
Total Fees	$297,406	$239,475
____________________

(1)
Audit Fees include professional services rendered for the audit of annual financial statements, reviews of quarterly financial statements, issuance of consents, and assistance with review of other documents filed with the SEC.

Preapproval by Audit Committee

The Audit Committee has adopted policies and procedures which set forth the manner in which the committee will review and approve all audit and non-audit services to be provided by the independent registered public accounting firm (the “Services”) to ensure that the provision of the Services does not impair the firm’s independence. The pre-approval policies and procedures are as follows:

•
The Audit Committee has established a pre-approval fee cap of $25,000, under which any Services in excess of the $25,000 fee cap must be submitted to the Audit Committee for review and pre-approval, and any Services less than the $25,000 fee cap must be approved by the Chief Financial Officer and then reported to the Audit Committee at its next regularly scheduled meeting.

•	Pre-approval actions taken during Audit Committee meetings are recorded in the minutes of the meetings.

Audit Committee Report

During 2018, the Audit Committee was comprised of four independent directors operating under a written charter adopted by the Board, the most current version of which is available on our website, ir.diamond-hill.com, under “Corporate Governance” on the right hand side of the site. Annually, the Audit Committee engages the Company’s independent registered public accounting firm. KPMG served as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2018.

Management is responsible for preparation of the Company’s financial statements and for designing and maintaining the Company’s systems of internal controls and financial reporting processes. The Company’s independent registered public accounting firm is responsible for performing an audit of the Company’s consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (“PCAOB”) and issuing reports on the Company’s financial statements and the effectiveness of the Company’s internal controls over financial reporting. The Audit Committee’s responsibility is to provide independent, objective oversight of these processes.

Pursuant to this responsibility, the Audit Committee met and held discussions with management and KPMG regarding the audited consolidated financial statements of the Company for the fiscal year ended December 31, 2018. The Audit Committee reviewed the audit plan and scope with KPMG and discussed with KPMG the matters required by the PCAOB Auditing Standard 16, as amended, – Communications with the Audit Committee. The Audit Committee also met with KPMG without management present to discuss the results of their audit work, their evaluation of the Company’s system of internal controls and the quality of the Company’s financial reporting.

The Committee also discussed with KPMG its independence from management and the Company, and received its written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence.

Management has represented to the Audit Committee that the Company’s consolidated financial statements for the year ended December 31, 2018, were prepared in accordance with United States generally accepted accounting principles. Based on the Audit Committee’s discussions with management and KPMG and its review of KPMG’s report to the Audit Committee, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC.

Submitted by the Audit Committee of the Board of Directors:

Randolph J. Fortener, Chair
James F. Laird
Paula R. Meyer
Paul A. Reeder, III
Bradley C. Shoup
Nicole R. St. Pierre

PROPOSAL 3 - ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS
As described in the section entitled, “EXECUTIVE OFFICERS AND COMPENSATION INFORMATION,” we believe that executive compensation should be linked with the Company’s performance and significantly aligned with the interests of the Company’s shareholders. In addition, our executive compensation program is designed to allow us to retain, and recognize the contributions of, employees who play a significant role in our current and future success. We urge you to read the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure for a detailed description of the fiscal year 2018 compensation of our named executive officers.
The vote on this resolution is not intended to address any specific element of compensation; rather, the advisory vote relates to the overall compensation of our named executive officers. This vote is advisory and therefore not binding on the Company. However, the Board and the Compensation Committee will review the voting results and will take into account the outcome of the vote when determining future compensation for the Company’s named executive officers.
Accordingly, we ask our shareholders to vote on the following resolution:
“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2019 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

ADDITIONAL INFORMATION

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Given the Company’s relatively small size, our limited number of record shareholders, and the Board’s consistent practice of being open to receiving direct communications from shareholders, the Board believes that it is not necessary to implement, and we do not have, a formal process for shareholders to send communications to the Board. Our practice is to forward any communication addressed to the full Board to the Chairman; to a group of directors, to a member of the group; or to an individual director, to that person.

SHAREHOLDER PROPOSALS FOR 2020 ANNUAL MEETING

Shareholders are entitled to submit proposals on matters appropriate for shareholder action consistent with SEC rules and our Code of Regulations (the "Regulations"). Should a shareholder wish to have a proposal appear in the proxy statement for next year’s annual meeting, under applicable SEC rules, the proposal must be received by the Company’s Secretary on or before November 11, 2019, and must otherwise comply with the requirements of Rule 14a-8 of the Exchange Act. The Company will not be required to include in its proxy statement a shareholder proposal that is received after that date or that otherwise fails to meet the requirements for shareholder proposals established by applicable SEC rules.

Our Regulations govern the submission of director nominations and other business proposals that a shareholder wishes to have considered at an annual meeting of shareholders, but which are not included in our proxy statement for that meeting. Under our Regulations, director nominations or other business proposals to be addressed at our next annual meeting may be made by a shareholder entitled to vote who has delivered a notice to the Secretary of the Company not later than the close of business on December 11, 2019 and not earlier than November 11, 2019. To be eligible for consideration at an annual meeting of shareholders, a shareholder's proposal and notice thereof must otherwise comply with the procedures and requirements of our Regulations.

These advance notice provisions in our Regulations are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in the proxy statement under the rules of the SEC. A proxy granted by a shareholder will give discretionary authority to the proxies to vote on any matters introduced pursuant to the above advance notice provisions in our Regulations, subject to applicable SEC rules. A copy of our Regulations may be obtained from the Secretary of the Company, Gary R. Young, at 325 John H. McConnell Boulevard, Suite 200, Columbus, Ohio 43215 or by phone at (614) 255-3333.

SHAREHOLDERS SHARING THE SAME ADDRESS

The SEC has implemented rules regarding the delivery of proxy materials (i.e., annual reports, proxy statements, proxy statements combined with a prospectus or any information statements provided to shareholders) to households. This method of delivery, often referred to as “householding,” generally permits the Company to send a single annual report and a single proxy statement to any household at which two or more different shareholders reside if the Company believes such shareholders are members of the same family, unless the shareholder(s) have opted out of the householding process. Each shareholder would continue to receive a separate notice of any meeting of shareholders and proxy card. The householding procedure reduces the volume of duplicate information you receive and reduces expenses. The Company has instituted householding. If (i) you wish to receive separate annual reports or proxy statements, either this year or in the future, or (ii) members of your household receive multiple copies of the annual report and proxy statement and you wish to request householding, you may contact the Company’s transfer agent, Continental Stock Transfer & Trust Company at 17 Battery Place, New York, New York 10004, or by phone at (212) 509-4000, or write to Mr. Gary Young, Secretary, at 325 John H. McConnell Boulevard, Suite 200, Columbus, Ohio 43215, or by phone at (614) 255-3333.

In addition, many brokerage firms and other holders of record have instituted householding. If your family has one or more “street name” accounts under which our shares are beneficially owned, you may have received householding information from your broker, financial institution or other nominee in the past. Please contact the holder of record directly if you have questions, require additional copies of this Proxy Statement or Annual Report on Form 10-K or wish to revoke your decision to household and thereby receive multiple copies. You should also contact the holder of record if you wish to institute householding. These options are available to you at any time.

OTHER BUSINESS

The Board knows of no other business to be acted upon at the Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed Proxy to vote on such matters in accordance with their best judgment.

We appreciate your prompt completion, execution, and delivery of your proxy card or your submission of voting instructions electronically over the Internet or by telephone. Whether or not you expect to attend the Annual Meeting, please complete and sign the proxy card and return it in the enclosed envelope, or vote your proxy electronically via the Internet or telephonically.

By Order of the Board of Directors
Gary R. Young
Secretary

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet or Telephone – QUICK ★★★ EASY
IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

DIAMOND HILL | INVESTMENT GROUP

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on April 30, 2019.

INTERNET/MOBILE – www.cstproxyvote.com
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

PHONE – 1 (866) 894-0536
Use a touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE.

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

Please mark your votes like this **X**

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" PROPOSALS 1, 2, AND 3.

1. Proposal to elect the nominees named below as directors for a one year term.

Nominees:	FOR	AGAINST	ABSTAIN
(1) Christopher M. Bingaman	☐	☐	☐
(2) Randolph J. Fortener	☐	☐	☐
(3) James F. Laird	☐	☐	☐
(4) Paula R. Meyer	☐	☐	☐
(5) Paul A. Reeder, III	☐	☐	☐
(6) Bradley C. Shoup	☐	☐	☐
(7) Nicole R. St. Pierre	☐	☐	☐

If you wish to vote electronically, please read the instructions above.

CONTROL NUMBER

Signature____________________ Signature, if held jointly____________________ Date__________,2019

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

This Proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders, May 1, 2019

DIAMOND HILL INVESTMENT GROUP, INC.

325 John H. McConnell Blvd., Suite 200 | Columbus, Ohio 43215

The undersigned hereby appoints Thomas E. Line and Gary R. Young and each of them, as proxies of the undersigned, with full power of substitution, to attend the Annual Meeting of Shareholders of Diamond Hill Investment Group, Inc. (the "Company") to be held on May 1, 2019, or any adjournment thereof, and to vote all shares of common stock, without par value, of the Company (the "Shares") which the undersigned is entitled to vote at such Annual Meeting or at any adjournment thereof as set forth on the reverse side.

The Board of Directors recommends a vote FOR each of the listed proposals. **THIS PROXY WILL BE VOTED AS DIRECTED OR IF NO SPECIFICATION IS MADE AND THIS PROXY IS RETURNED, THIS PROXY WILL BE VOTED IN FAVOR OF THE ELECTION OF THE NOMINEES LISTED UNDER PROPOSAL 1 AND IN FAVOR OF PROPOSALS 2 AND 3.** If any other matters are properly brought before the Annual Meeting or at any adjournment thereof, the Shares represented by this Proxy will be voted in the discretion of the proxies on such other matters as the directors may recommend.

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders dated March 14, 2019, the Proxy Statement furnished therewith, and the Company's Form 10-K for the year ended December 31, 2018. Any proxy heretofore given to vote the Shares which the undersigned is entitled to vote at the Annual Meeting of Shareholders is hereby revoked.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE, UNLESS VOTING ELECTRONICALLY.

(Continued, and to be marked, dated and signed, on the other side)